Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-259967) on Form S-8 and the registration statement (No. 333-262359) on Form S-3 of our report dated March 7, 2022, with respect to the consolidated financial statements and financial statement schedules I to V of Jackson Financial Inc.

/s/ KPMG LLP

Dallas, Texas
March 7, 2022